Herman Miller, Inc., Announces Agreement to Acquire POSH Office Systems, Ltd.

Release	Immediate
Date	March 11, 2011
Contact	Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com

Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com
Herman Miller, Inc. (NASDAQ: MLHR), today announced an agreement to acquire POSH Office Systems Ltd., a Hong Kong-based designer, manufacturer, and distributor of office furniture systems, freestanding furniture, seating, and filing and storage.
POSH, with annual revenues of approximately $50 million in 2010, is a market leader in commercial furnishings in both Hong Kong and the People's Republic of China. Operating with 5 major showroom locations, including the newly opened and largest commercial furniture showroom in Hong Kong, the company distributes through a POSH franchise network in China and more than 30 international distributors worldwide. POSH employs approximately 1,200 people, including design, engineering, and manufacturing operations based in Dongguan, China.
Completion of the acquisition is pending Herman Miller's establishment of a legal structure in China necessary to complete the transaction. The company anticipates this process will be completed early in the first quarter of fiscal 2012. The final purchase price is expected to include an upfront cash payment, due at closing, followed by a performance-based payment at the conclusion of an earn-out period.
The announcement follows a successful alliance between POSH and Herman Miller begun in September, 2008. Company officials noted that through their alliance both companies have been able to leverage their respective strengths in product design and distribution to their shared advantage, while confirming a foundation of shared values.
Eric Yim, POSH President and Chief Executive Officer, said, “In these past few years working together we have confirmed our like-minded passion for innovative, high quality interior solutions. Equally important we found that our company cultures were well matched, with a shared commitment to good corporate citizenship through design, environmental stewardship, and high standards in the quality and care for our employees and communities. This has been the foundation for our success and we see even greater opportunity ahead.”

Brian Walker, Herman Miller's President and Chief Executive Officer, stated, “POSH has been a great partner and I'm delighted that they are joining the Herman Miller family. China is an enormous growth opportunity and through POSH we gain immediate access to the Chinese market. As the demand for high quality seating and furniture continues to grow in the region we anticipate a significant increase in the sales of Herman Miller products through the POSH dealer network. With an expanded product offer through POSH we can also look beyond China, to other markets and customers we're not presently serving. Together we have a very bright future.”

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.3 billion in revenue in fiscal 2010. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2011, Herman Miller again received the Human Rights Council (HRC) Foundation's top rating in its annual Corporate Equality Index and was also cited by FORTUNE as the "Most Admired” company in the contract furniture industry. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.”